Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 2 to Registration Statement on Form F-1 (No. 333-290841) of Boundless Group and its subsidiaries (collectively the “Company”) of our report dated on October 10, 2025, relating to our audits of the consolidated financial statements of the Company as of and for the years ended June 30, 2025 and 2024, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

June 3, 2026

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.710 Email: admin@zhcpa.us